EXHIBIT 10.1

April 3, 2020
CLINT STEIN
Chief Executive Officer

VIA ELECTRONIC & REGULAR MAIL
PERSONAL AND CONFIDENTIAL

Mr. Aaron Deer
At the most recent address on file

Re:    Employment Offer

Dear Aaron:

We are pleased to extend you an offer of employment as EVP and Chief Financial Officer (collectively, “CFO”) for Columbia Banking System, Inc., including without limitation its wholly owned subsidiary Columbia Bank (collectively, the “Bank”). This letter confirms the terms and conditions of our offer, and supersedes any other discussions or representations. Please review it carefully at your earliest opportunity and let me know if you have any questions or concerns. To accept our offer, please sign the last page of this letter and return the original with your signature to me. Please also bear in mind that this offer remains contingent upon satisfying our background check requirements.

Location/Reporting/Duties: As CFO, your office will be located at our corporate headquarters in Tacoma. You will be expected to perform the duties customarily performed by a CFO. Your precise duties may be changed from time to time at my discretion or that of the Board of Directors (“Board”); provided, however, that no material changes will be made without first consulting with you. As a member of executive leadership, you will be required to devote your entire working time, effort and skill to the Bank’s business and affairs; to faithfully and diligently serve the Bank’s interests; and to not engage in any business or employment activity that is not on the Bank’s behalf (whether or not pursued for gain or profit), except for (a) activities approved in writing in advance by me or the Board and (b) passive investments that do not involve you rendering advice or service to the businesses in which the investments are made.

At-Will Status:    Your employment with us is for an indefinite term. While we hope and expect that it will be a mutually rewarding relationship, the unfortunate fact is that circumstances can change and employment terminations do occur from time to time. For these reasons, you should understand that your employment with the Bank is on an at-will basis. You and we are free to end the relationship at any time for any reason. The Bank is not required to show cause, provide progressive discipline or follow any other procedure before discharge. This policy may be changed only by way of a written agreement signed by me. If you hear or read any statements in the future that suggest to you that your employment status is something other than at-will, you should disregard them and advise me immediately.

Annual Salary: Your initial annual salary will be in the gross amount of Three Hundred and Eighty-Five Thousand Dollars ($385,000.00). Your salary will be reviewed at least annually as part of the Bank’s regular compensation review process and may be adjusted at the Bank’s discretion.

EXHIBIT 10.1

CLINT STEIN
Chief Executive Officer

Annual Incentive Compensation: You will be eligible to participate in the Bank’s Annual Incentive Compensation Plan, which currently provides a target opportunity for an annual incentive in an amount equal to fifty percent (50%) of your annual salary up to a maximum of seventy five percent (75%). The annual incentive earned for calendar year 2020 shall be determined based on the base salary actually paid to you in 2020. The determinations whether, and in what amounts, to award this form of annual incentive are provided pursuant to the governing plan document.
One-Time Signing and Relocation Bonus: You will be provided a one-time signing and relocation bonus in the gross sum of Seventy-Five Thousand Dollars ($75,000.00), half to be paid upon your start date and half upon relocation to the Tacoma area. This sum will be subject to regular payroll deductions and withholding, per applicable law, and the Bank’s customary payroll practices. It is provided on the expectation, and condition, that you successfully complete at least two (2) years of continuous employment with the Bank. Consequently, you understand and agree that in the event that, prior to successful completion of the referenced two (2)-year period, your employment is terminated for cause, or you resign, the signing and relocation bonus is subject to reimbursement on a straight-line prorated basis. This means, for example, that if you resign after successful completion of only twelve (12) months of continuous employment, which is fifty percent (50%) of the two (2)-year obligation, you shall be obligated to repay the Bank Thirty-Seven Thousand Five Hundred Dollars and No Cents ($37,500.00), which represents fifty percent (50%) of the signing and relocation bonus. For purposes of this repayment obligation, “cause” is determined at the Bank’s discretion and includes, by way of example and without limitation, (i) any act of dishonesty, whether by affirmative misrepresentation, omission, or other means; (ii) any act or omission that causes, or reasonably could cause, harm to the Banks’ standing, reputation and/or goodwill; (iii) violation of the Bank’s policies, now in effect or hereafter amended, regarding ethics, conflicts of interest, governmental reporting, regulatory oversight and/or equal employment opportunity (including its policies prohibiting harassment, discrimination and retaliation); (iv) conviction of, or plea of nolo contendere to, a felony, or to any crime involving violence (actual or threatened), fraud, embezzlement or any other act of moral turpitude; (v) unauthorized or improper use or disclosure of any confidential information or trade secrets of the Bank and/or its business partners, customers, and/or officers or employees; (vi) breach of any obligation under any written agreement or covenant with the Bank, including any set forth in this offer letter/agreement; and/or (vi) failure or refusal to discharge job duties or responsibilities in a consistently timely and professional manner, provided that the failure or refusal continues or recurs after you have been provided written notice and a reasonable opportunity to cure, which shall not be less than thirty (30) days.    Repayment shall become immediately due and payable upon the effective date of your employment termination or resignation. Any portion of the required repayment that has not been received by the Bank within thirty (30) calendar days after the effective date of termination or resignation, as applicable, shall then begin to bear interest at six percent (6%) per annum until the required refund and such interest has been paid in full. Upon the effective date of termination or resignation, as applicable, or any time thereafter, the Bank may apply to the sum or outstanding balance of the repayment obligation any amounts otherwise payable to you in any form, including, without limitation, as earned salary and/or bonuses, paid vacation and/or severance, until the required repayment and such interest has been paid in full. By signing below and accepting this offer of employment, you agree that the Bank may, and you hereby authorize it to, deduct from your paycheck(s), including without limitation your final paycheck upon separation of employment, any amounts owed under this provision.

EXHIBIT 10.1

CLINT STEIN
Chief Executive Officer

Benefits Generally. You will be eligible for all benefits currently or hereafter maintained by the Bank for senior executives. These benefits are described in more detail in our policies and formal plan documents, which will be made available to you. If you wish to review the policies or formal plan documents now, before deciding whether to accept this offer, please let me know and I will provide them to you. Please bear in mind that, with respect to benefits that are described in formal plan documents, the terms and conditions set forth in the plan documents control over any other statements, oral or written, regardless of source. Consequently, while we summarize the major benefits here, the governing plan documents control. Please also understand that our benefits package is subject to change. While we expect our package to remain intact, if not grow, due to ever-changing business circumstances we cannot promise to offer or maintain any particular type or level of benefits for any specific period or on any particular terms or conditions.

Long Term Equity Incentive Compensation: Pursuant to the terms and conditions set forth in the Amended and Restated Employee Stock Option and Equity Compensation Plan, you are eligible to participate in the Bank’s 2020 long term equity incentive program, which currently offers a target opportunity in an amount equal to sixty-five percent (65%) of your annual salary, which will be prorated based on your actual 2020 start date.

Vacation: You will be eligible for twenty-five (25) days of paid vacation annually, which shall be administered in accordance with the Bank’s general vacation policy.

401(k): Upon commencement of employment, you will be eligible to participate in the Bank’s 401(k) plan. You may defer up to seventy-five percent (75%) of your pay with pre-tax dollars up to the IRS limit. The Bank currently matches fifty (50) cents on the dollar of the first six percent (6%) of contribution. In addition, there is consideration each year of a discretionary profit-sharing contribution for each employee who is eligible to participate in the 401(k) Plan. Throughout our history, the profit-sharing contribution has generally been 5% of base pay. However, the actual amount, if any, is approved annually by the Board.

Group Insurance: We currently offer medical, dental, AD&D and long-term disability coverages at our expense for you (the employee), and the option of extending coverage to eligible dependents at your expense. These coverages will begin on the first day of the month following your first day of active employment.

Employee Stock Purchase Plan: You will be eligible to participate in the Bank’s Employee Stock Purchase Plan. This plan currently provides for offering periods of six (6) months ending in the months of June and December. Once enrolled in the plan, the Bank will purchase stock through funds collected via payroll deduction. At the end of the offering period, the Bank will use the funds collected from you to purchase shares of common stock at the lower of the market price of the stock at either the beginning of the offering period or the last day of that period, less a ten percent (10%) discount.

Change in Control Agreement: You will be provided the opportunity for enhanced benefits, and corresponding contractual obligations, in the context of certain corporate events, pursuant to the Columbia State Bank Change in Control Agreement (CIC). Stated broadly, the benefits include severance and accelerated vesting, while the obligations include covenants against unfair competition.

EXHIBIT 10.1

CLINT STEIN
Chief Executive Officer

Expenses. Upon timely presentation of all receipts and other documentation reasonably requested by the Bank, we will reimburse you for reasonable business expenses incurred in furtherance of your duties and responsibilities as CFO. Reimbursement will be administered in accordance with the Bank’s expense reimbursement policies and practices, as currently in effect or hereafter amended.

Aaron, we are indeed happy to extend this employment opportunity to you, and look forward to working with you. The executive management team and Board are confident that you will contribute greatly to the continued success of Columbia Bank.

To formally accept this offer of employment, please indicate so by signing below and returning this document to me by Friday, April 10, 2020. Please do not hesitate to call me at xxx-xxx-xxx with any questions you may have.

Sincerely,

/s/ CLINT STEIN
Clint Stein
President and CEO

Confidentiality: The existence of this Agreement and all items hereof (including, without limitation, the amount of any benefits received hereunder) are strictly confidential. Please use your best efforts to prevent this Agreement from being seen by others.

I, Aaron Deer, accept the aforementioned offer of employment. I intend to start employment with Columbia Bank at a mutually agreed upon date that is no later than July 1, 2020.

/s/ AARON DEER        APRIL 6, 2020
Aaron Deer        Date

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